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                                                                     EXHIBIT 5.1



                        [OSBORN MALEDON, P.A. LETTERHEAD]



                                 August 31, 2000



Interact Commerce Corporation
8800 N. Gainey Drive, Suite 200
Scottsdale, Arizona  85258

      Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel to you in connection with the preparation of Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 62,500 shares of Common Stock, par value $.001 per share (the "Director Shares"), which may be issued pursuant to your 1999 Non-Employee Director Stock Option Plan (the "1999 Non-Employee Director Stock Option Plan") and 165,960 shares of Common Stock, par value $.001 per share (the "Employee Shares" and, together with the Director Shares, the "Shares"), which may be issued pursuant to your 1999 Employee Stock Purchase Plan (the "1999 Employee Stock Purchase Plan").

      Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the 1999 Non-Employee Director Stock Option Plan and the 1999 Employee Stock Purchase Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,

                                             /s/ OSBORN MALEDON, P.A.